UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 10, 2011 (November 10, 2011)

PREMIER POWER RENEWABLE ENERGY, INC.
(Exact name of registrant as specified in Charter)

Delaware	333-140637	13-4343369
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

4961 Windplay Drive, Suite 100
El Dorado Hills, CA 95762
(Address of Principal Executive Offices)

(916) 939-0400
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 10, 2011, Premier Power Renewable Energy, Inc. and Hernan Martinez entered into an agreement for Mr. Martinez’s services as a director.  Mr. Martinez’s term will continue until his successor is duly elected and qualified, and he is up for re-election each year at the annual stockholders’ meeting.  Upon re-election, the terms and conditions of the agreement will remain in effect.

Pursuant to the terms of the agreement, Mr. Martinez is required to attend at least 3 Board meetings in person, at least 1 Board meeting by telephone, and at least 1 meeting of independent directors per year.  He will receive $2,500 for each in-person and telephonic meeting and a monthly cash fee of $1,000.  He will also receive 16,500 shares of our common stock after completion of the first full year of service on the Board.  After a second full year of service, he will receive another 16,500 shares.  After a third full year of service, he will receive 17,000 shares.  We are required to maintain a liability insurance policy for directors and officers covering Mr. Martinez for a policy amount of no less than $5,000,000.

A copy of the agreement is filed with this report as Exhibit 10.1 and is incorporated by reference herein.  The foregoing description of the agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement.

Item 9.01  Financial Statements and Exhibits

(d)            Exhibits

Exhibit No.	Exhibit Description

10.1	Director Offer Letter & Agreement between the Registrant and Hernan Martinez, dated November 10, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

PREMIER POWER RENEWABLE ENERGY, INC. (Registrant)

Date: November 10, 2011	By:	/s/ Dean R. Marks
Dean R. Marks Chief Executive Officer